Exhibit 10.24

RESTATEMENT OF OLD NATIONAL BANCORP

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective January 1, 2020

TABLE OF CONTENTS

ARTICLE I. RESTATEMENT AND APPLICATION.1

Section 1.01 Plan History1

Section 1.02 Restatement and Application1

Section 1.03 Purpose1

ARTICLE II. DEFINITIONS AND INTERPRETATION1

Section 2.01 Definitions1

Section 2.02 Rules of Interpretation5

ARTICLE III. ELIGIBILITY AND PARTICIPATION6

Section 3.01 Eligibility to Participate6

Section 3.02 Eligibility for Employer Contribution Credits6

Section 3.03 Ineligible Employees6

ARTICLE IV. ELECTIONS TO DEFER6

Section 4.01 Deferral of Compensation6

Section 4.02 Initial Deferral Election6

Section 4.03 Annual Deferral Elections7

Section 4.04 Irrevocability of Deferral Elections7

Section 4.05 Waiver of Deferral Election As a Result of Unforeseeable Emergency7

ARTICLE V. ELECTIONS REGARDING TIME AND FORM OF DISTRIBUTIONS7

Section 5.01 General Provisions7

Section 5.02 Initial Election7

Section 5.03 Election Changes7

Section 5.04 Special 2007 Transition Election8

ARTICLE VI. PARTICIPANT ACCOUNTS8

Section 6.01 Establishment of Accounts8

Section 6.02 Credit for Prior Plan Interest8

Section 6.03 Elective Deferral Credits8

Section 6.04 Matching Contribution Credits.8

Section 6.05 Discretionary Employer Contribution Credits9

Section 6.06 Investment Credits9

Section 6.07 Reduction of Accounts to Reflect Distributions10

ARTICLE VII. DISTRIBUTION OF ACCOUNTS10

Section 7.01 Distribution on Designated Benefit Commencement Date10

Section 7.02 Distributions on Death10

Section 7.03 Distribution on Account of Unforeseeable Emergency10

Section 7.04 Required Delay in Distributions to Specified Employees10

Section 7.05 Determination of Beneficiary11

Section 7.06 Incapacity of Participant or Beneficiary11

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ARTICLE VIII. ADMINISTRATION11

Section 8.01 Powers and Responsibilities of the Administrator12

Section 8.02 Certificates and Reports12

Section 8.03 Expenses12

ARTICLE IX. CLAIMS PROCEDURE13

Section 9.01 General Provisions13

Section 9.02 Decision on Initial Claim13

Section 9.03 Appeal of Denied Claim13

Section 9.04 Decision on Appeal13

Section 9.05 Finality of Decision of Appeal13

ARTICLE X. AMENDMENT AND TERMINATION13

ARTICLE XI. MISCELLANEOUS14

Section 11.01 Employer's Obligation14

Section 11.02 Employment Rights14

Section 11.03 Non-Alienation14

Section 11.04 Tax Withholding14

Section 11.05 Notices14

Section 11.06 Merger, Consolidation, or Acquisition14

Section 11.07 Counterparts15

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ARTICLE I.
RESTATEMENT AND PURPOSE

Section 1.01 Plan History. Old National Bancorp ("Company") established the Old National Bancorp Executive Deferred Compensation Plan ("Plan"), formerly known as the 2005 Executive Deferred Compensation Plan, effective January 1, 2005. The Company first restated the Plan in its entirety, effective January 1, 2006, renaming the Plan the "Executive Deferred Compensation Plan," and providing for the merger of the Supplemental Deferred Compensation Plan For Select Executive Employees of Old National Bancorp and Subsidiaries ("Prior Plan") into the Plan and again restated the Plan, effective January 1, 2018.

Section 1.02 Restatement and Application. This restatement is effective as of January I, 2020; provided, however, nothing contained herein shall preclude or limit the availability of transitional relief under Code Section 409A for periods before 2008, and all such relief shall be available to the same extent as if specifically set out herein.

Section 1.03 Purpose. The purpose of the Plan is to permit a select group of management or highly compensated employees of the Company and its subsidiaries to elect to defer compensation and/or to receive additional deferred compensation pursuant to a nonqualified deferred compensation arrangement. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of ERISA.

ARTICLE II.
DEFINITIONS AND INTERPRETATION

Section 2.01 Definitions. When the first letter of a word or phrase is capitalized herein, the word or phrase shall have the meaning specified below:

(a)"Account" means, with respect to a Participant, the bookkeeping account maintained to reflect the Participant's interest under the Plan, including such interest resulting from the merger of the Prior Plan into the Plan, effective January 1, 2006. When the context so permits, "Account" also means the amount credited to the Account.

(b)"Administrator" means the Committee or such other person as the Committee designates as Administrator. To the extent that the Administrator delegates a duty or responsibility to an agent, the term "Administrator" shall include such agent.

(c)"Affiliate" means any employer required to be considered as a single employer with the Employer pursuant to Code Section 414(b), (c), or (m).

(d)"Applicable Form" means a form provided by the Administrator for making an election or designation under the Plan. To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.

(e)"Beneficiary" means the person or persons entitled to receive benefits under the Plan with respect to a Participant after the Participant's death, as determined pursuant to Section 7.05.

(f)"Benefit Claim" means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(g)"Benefit Commencement Date" means the date as of which distribution of a benefit under the Plan is made, if paid as a lump sum, or begins, if paid in installments.

(h)"Board" or "Board of Directors" means the Company's Board of Directors.

(i)"Bonus Compensation" means, with respect to a Participant for a Plan Year, the portion of his Compensation for services performed during that Plan Year that is paid as an annual bonus under the Old National Executive Short Term Incentive Plans, even if paid in the Plan Year following the Plan Year in which the services were performed.

(i)"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(j)"Committee" means the Compensation and Management Development Committee of the Board.

(k)"Company" means Old National Bancorp and any successor thereof that adopts the Plan.

(l)"Company Stock Fund" means a hypothetical investment fund under which the Investment Credits are determined as if the fund were invested entirely in the Company's common stock.

(m)"Compensation" means, with respect to a Participant, the Participant's compensation, as defined in and calculated for purposes of making deferral contributions under the Qualified Savings Plan for the same calendar year, without regard to any limitations on the amount of such compensation imposed on the Qualified Savings Plan by Code Section 401(a) and without regard to any Elective Deferrals hereunder.

(n)"Deferral Election" means a deferral election filed by a Participant on an Applicable Form pursuant to Article IV.

(o)"Denial" or "Denied" means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(p)Designated Benefit Commencement Date" means the date elected by an Eligible Employee for distribution (or commencing distribution, if payable in installments) of his Account. Except as expressly provided below, a Participant's Designated Benefit Commencement Date must be one of the following:

(i)the first January 1 following the occurrence of a Distributable Event; or

(ii)the first January 1 following the later of (A) the occurrence of a Distributable Event or (B) the date on which the Participant reaches Full Retirement Age.

If an Eligible Employee fails to elect a Designated Benefit Commencement Date pursuant to Article V, his Designated Benefit Commencement Date shall be the first January 1 following the occurrence of a Distributable Event. Notwithstanding the preceding provisions, to the extent provided in Section 5.03, a Participant may defer his original Designated Benefit Commencement Date to the fifth anniversary of such date.

(q)Designated Form’ means the form in which an Eligible Employee has elected for his Account to be distributed. The "Designated Form" must be either (i) a single lump sum payment or (ii) annual installments beginning on the Designated Benefit Commencement Date and continuing over the next following anniversaries of such date for a designated number of years, not to exceed a total of 10 annual installments. Each installment shall consist of a percentage of the remaining Account, which shall be equal to (i) one divided by (ii) one plus the number of installments remaining after the installment for which the calculation is being made.  If an Eligible Employee fails to elect a Designated Form pursuant to Article V, the Designated Form shall be a single lump sum payment.

(r)"Disability" or "Disabled" means, with respect to a Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's Employer. The Administrator shall determine the existence of Disability on the basis of reasonable medical evidence.

(s)"Discretionary Contribution Credit" means, with respect to an Eligible Participant, a credit to the Participant's Account pursuant to Section 6.05.

(t)"Distributable Event" means, with respect to a Participant, the earlier of the Participant's (i) Disability while employed by an Affiliate or (ii) Separation from Service.

(u)Elective Deferral" means an amount deferred by a Participant under the Plan pursuant to the Participant's Deferral Election.

(v)"Elective Deferral Credit" means an amount credited to a Participant's Account on account of his Elective Deferrals, as provided in Section 6.03.

(w)"Eligible Employee" means, with respect to a Plan Year, an Employee who has been designated by the Administrator as eligible to make a Deferral Election for the Plan Year.

(x)"Eligible Participant" means, with respect to a Plan Year, as follows:

(i)for purposes of eligibility to receive Matching Contribution Credits for the Plan Year, an Eligible Employee who would be entitled to receive matching contributions under the Qualified Savings Plan for the Plan Year, if he had made salary reduction contributions under the Qualified Savings Plan for the Plan Year, and who has made such contributions to the Qualified Savings Plan or Elective Deferrals under this Plan for the Plan Year; and

(ii)for purposes of eligibility to receive Discretionary Contribution Credits for the Plan Year, an Eligible Employee who is entitled to share in discretionary contributions under the Qualified Savings Plan for the Plan Year.

(y)"Employee" means a person employed by the Employer as a salaried or commissioned executive employee.

(z)"Employer" means the Company and its subsidiaries. For purposes of the preceding sentence, a "subsidiary" is any corporation more than 50% of whose total combined voting stock of all classes is held by the Employer or by another corporation qualifying as a subsidiary pursuant to this sentence.

(aa)"Employer Contribution Credit" means a Matching Contribution Credit or a Discretionary Contribution Credit.

(bb)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(cc)"Full Retirement Age" means the retirement age, determined under 42 U.S.C. Sec. 416(1), as of which an individual is entitled to the receipt of an unreduced old age insurance benefit under the Federal Old Age, Survivors, and Disability Insurance Benefits Program..

(dd)"Index Fund" means a hypothetical investment fund under which the Investment Credits are determined pursuant to Section 6.06(b).

(ee)"Investment Credits" means, the Investment Credits for the Index Fund, as determined in good faith by the Administrator pursuant to Section 6.06.

(ff)"Matching Contribution Credit" means, with respect to an Eligible Employee, a credit to the Eligible Employee's Account pursuant to Subsection 6.04.

(gg)"Participant" means (i) a current or former Eligible Employee or (ii) other person whose interest under the Prior Plan was transferred to this Plan, effective January 1, 2006, whose entire Account has not been distributed.

(hh)"Plan" means the Old National Bancorp Executive Deferred Compensation Plan, as set out in this document, as amended from time to time.

(ii)"Plan Year" means the 12-month period beginning January 1 and ending on the following December 31.

(jj)"Prior Plan" means the Supplemental Deferred Compensation Plan For Select Executive Employees of Old National Bancorp and Subsidiaries, which was merged into this Plan, effective January 1, 2006.

(kk)"Qualified Domestic Relations Order" has the meaning specified in ERISA Section 206(d)(3).

(ll)"Qualified Savings Plan" means the Old National Bancorp Employee Stock Ownership and Savings Plan, as amended from time to time.

(mm)"Salary Compensation" means, with respect to a Participant for a Plan Year, his Compensation that is not Bonus Compensation.

(nn)"Separation from Service" means, with respect to a Participant, the Participant's separation from service within the meaning of Code Section 409A(a)(2)(i).

(oo)"Spouse" means the person to whom a Participant is married on the date of his death, as determined under the laws of the jurisdiction in which he resides at such time.

(pp)"Unforeseeable Emergency" has the meaning given to such term by Code Section 409A and the guidance thereunder. In general, the term means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, his spouse, or his dependent (as defined in Code Section 152(a)), (ii) loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control, including any event constituting "unforeseeable emergency" within the meaning of Code. An Eligible Employee shall not be considered to have an Unforeseeable Emergency to the extent that his severe financial hardship can be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by the liquidation of his assets, to the extent liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of salary deferral contributions under the Qualified Savings Plan. The Administrator shall be the sole and final judge of Unforeseeable Emergency, after considering such evidence, including the financial statements and records of the Participant, as it may require.

Section 2.02 Rules of Interpretation.

(a)The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.

(b)Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)If any provision of the Plan shall be held to violate the Code or ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)Reference to any provision of the Code, ERISA, or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III.
ELIGIBILITY AND PARTICIPATION

Section 3.01 Eligibility to Participate. The Administrator shall, in its sole discretion before the beginning of each Plan Year, establish the eligibility requirements for making Elective Deferrals of Compensation for services performed in the following Plan Year. The Administrator may change such requirements from Plan Year to Plan Year, and an Employee's eligibility for one Plan Year shall not assure his eligibility for any later Plan Year. Except as provided in Section 3.03, an Employee shall be eligible to participate in the Plan for purposes of making Elective Deferrals for a Plan Year, if before the beginning of that Plan Year, he satisfies the eligibility requirements established by the Administrator pursuant to the preceding sentence for such Plan Year. To the extent determined by the Administrator, an Employee may become eligible to participate during a Plan Year upon his employment or promotion during the Plan Year.

Section 3.02 Eligibility for Employer Contribution Credits. An Eligible Participant shall be eligible to receive Employer Contribution Credits for a Plan Year if he has Compensation for the Plan Year in excess of the dollar limitation in effect under Code Section 401(a) (17).

Section 3.03 Ineligible Employees. Notwithstanding any provision of the Plan to the contrary, an Employee shall not be eligible to make Elective Deferrals or receive Employer Contribution Credits for a Plan Year, if, before the beginning of that Plan Year, the Administrator has declared that he is ineligible to participate.

ARTICLE IV.
ELECTIONS TO DEFER

Section 4.01 Deferral of Compensation. An Eligible Employee may elect pursuant to this Article to defer a portion of his Salary Compensation and/or Bonus Compensation by filing a Deferral Election with the Administrator during the applicable election period established by the Administrator. Amounts deferred pursuant to a Participant's election shall be withheld from his cash compensation and credited to his Account as provided in Section 6.03.

Section 4.02 Initial Deferral Election. During his first year of eligibility to participate, an Eligible Employee may be eligible to make a special Deferral Election pursuant to this Section to defer up to 25% of his Salary Compensation for payroll periods beginning after the date on which he files a Deferral Election with the Administrator. A Deferral Election pursuant to this Section must be filed within the enrollment period specified by the Administrator, which period shall end not later than 30 days after the individual has become an Eligible Employee (or if earlier, within 30 days after the individual has become eligible to participate in any other plan of an Affiliate that is required to be aggregated with this Plan for purposes of Code Section 409A).

Section 4.03 Annual Deferral Elections. An Eligible Employee may elect to defer (i) up to 25% of his Salary Compensation for services performed during a Plan Year and/or (ii) up to up to 75% of his Bonus Compensation for services performed during a Plan Year by filing a Deferral Election during the enrollment period established by the Administrator, which period shall end not later December 31 of the year preceding the Plan Year in which the services are to be performed.

Section 4.04 Irrevocability of Deferral Elections. Except as provided in Section 4.05, a Deferral Election, once made, shall remain in effect until it is changed or revoked by filing a new Deferral Election with the Administrator. Any such revocation or change shall become effective as of the first day of the Plan Year beginning after a new Deferral Election is filed, provided that the new Deferral Election was filed within the applicable election period established by the Administrator and ending before the first day of such Plan Year.

Section 4.05 Waiver of Deferral Election As a Result of Unforeseeable Emergency. An Eligible Employee who has suffered an Unforeseeable Emergency may apply to the Administrator to waive his Deferral Election for the remainder of the Plan Year. The Eligible Employee's application shall include a signed statement of the facts constituting the Unforeseeable Emergency and any other facts requested by the Administrator to enable it to evaluate the need for a waiver. The Administrator, in its sole discretion, may waive the Participant's Deferral Election, if it determines that the Eligible Employee has suffered an Unforeseeable Emergency. The waiver shall become effective as soon as administratively practicable after the Administrator's decision and apply to Compensation payable on or after such effective date.

ARTICLE V.
ELECTIONS REGARDING TIME AND FORM OF DISTRIBUTIONS

Section 5.01 General Provisions. An Eligible Employee may elect a Designated Benefit Commencement Date and/or Designated Form only as provided in this Article. To be effective, an election pursuant to this Article must be filed with the Administrator on an Applicable Form within the required election period.

Section 5.02 Initial Election. An Eligible Employee may elect a Designated Benefit Commencement Date and/or Designated Form (i) before the beginning of the Plan Year in which he first becomes eligible to participate or, (ii) if he is first eligible to participate as of a date other than the first day of a Plan Year, within 30 days after he first becomes eligible to participate (or, if he makes a Deferral Election during such 30-day period, at the time he makes such Deferral Election). For purposes of clause (ii) of the preceding sentence, a Participant's eligibility to participate in a deferred compensation plan that must be aggregated with this Plan for purposes of the Code Section 409A shall be treated as eligibility under the Plan, to the extent required by Code Section 409A.

Section 5.03 Election Changes. A Participant may, pursuant to this Section, (1) defer his original Designated Benefit Commencement Date to the fifth anniversary of such date, and/or (ii) change his Designated Form; provided that a Participant shall be limited to one set of election changes pursuant to this Section. A Participant's election change pursuant to this Section shall be not be valid until 12 months after it is filed, and it shall be valid only if it is made at least 12 months before the Commencement Date that would apply in the absence of the change. Notwithstanding the preceding provisions, a Participant may not make an election pursuant to this Section after his Separation from Service.

Section 5.04 Special 2007 Transition Election. Notwithstanding the preceding provisions of this Article, a Participant whose Benefit Commencement Date does not occur before 2008 may elect during the election period established by the Administrator (which shall begin no earlier than September 1, 2007, and end no later than December 31, 2007), to change his Designated Benefit Commencement Date and/or Designated Form, provided that such change shall not cause any amounts to be payable in 2007. Notwithstanding the preceding provisions, a Participant may not make an election pursuant to this Section after his Separation from Service.

ARTICLE VI.
PARTICIPANT ACCOUNTS

Section 6.01 Establishment of Accounts. The Administrator shall establish an Account on behalf of each Participant as of the date he becomes a Participant. The Administrator shall credit and charge such Accounts as provided in this Article. A Participant's interest in his Accounts shall be 100% vested at all times.

Section 6.02 Credit for Prior Plan Interest. Effective January 1, 2006, the Administrator shall credit each Participant's Account with his interest, if any, under the Prior Plan as of such date.

Section 6.03 Elective Deferral Credits. A Participant's Elective Deferral Credits shall be credited to his Account as soon as administratively practicable after they are withheld from his cash compensation.

Section 6.04 Matching Contribution Credits.  The objective of this provision of the Plan is to provide a matching Contribution Credit for a Plan year, based on the same matching contribution formula used in the Qualified Savings Plan for such Plan Year, where the Eligible Participant’s (i) elective salary deferral contributions under the Qualified Savings Plan are less than 6% of compensation and such Eligible Participant also makes Elective Deferrals under this Plan; or (ii) compensation and salary deferral contributions under the Qualified Savings Plan are reduced by the limits thereon imposed by Section 401(a)(17) of the Code and such Eligible participant also makes Elective Deferrals under this Plan.

For each Plan Year, the Administrator shall credit to the Account of each Eligible Participant a Matching Contribution Credit equal to (A) minus (B), where (A) is the sum of 50% of (i) the amount of the elective salary deferral contributions, if any, made by the Eligible Participant to the Qualified Savings Plan for the Plan Year, plus (ii) the amount of the Elective Deferrals, if any, made by the Eligible Participant to this Plan for the Plan Year, such sum not to exceed 6% of the Eligible Participant’s Compensation for the Plan Year; and (B) is the amount of the Employer’s  matching contribution, if any made to the Qualified Savings Plan on behalf of the Eligible Participant for the Plan Year.  Matching Contribution Credits for a Plan Year shall be credited to an Eligible Participant’s Account within a reasonable period, as determined by the Administrator, after the end of the Plan Year.

The following examples illustrate the formula provided above:

Example 1:

A Participant’s Compensation for a Plan Year is $200,000.  He makes salary deferral contributions of $5,000 to the Qualified Savings Plan and $5,000 of Elective Deferrals to this Plan.  His total deferrals therefore equal 5% of his Compensation and thus do not exceed the 6% cap for purposes of calculating the Matching Contribution Credit.  The Participant receives a matching contribution under the Qualified Savings Plan of $2,500 using a matching contribution formula of 50% of the first 6% of deferrals.  Under Section 6.04, the Participant would receive a Matching Contribution Credit of $2,500.

Example 2:

A Participant’s Compensation for a Plan Year is $350,000.  He makes salary deferral contribution of $18,000 to the Qualified Savings Plan (the maximum amount allowed by law for that Plan Year (2018)) and Elective Deferrals of $16,500 to this Plan.  His total deferrals exceed the 6% cap; as a result, $21,000 will be considered in calculating the Matching Contribution Credit.  The Participant receives a matching contribution under the Qualified Savings Plan of $8,250 using a matching contribution formula of 50% of the first 6% of compensation based on $275,000 of compensation (as limited under the Qualified Savings Plan pursuant to the Code Section 401(a)(17) 2018 limit of $275,000).  Applying the formula above, the Participant would receive a Matching Contribution Credit of $2,250.

Section 6.05 Discretionary Employer Contribution Credits. The Administrator may, in its discretion, credit to an Eligible Participant's Account a Discretionary Contribution Credit equal to the additional employer discretionary contribution that would have been allocated to the Eligible Participant's account under the Qualified Savings Plan for the Plan Year if his compensation under such plan had not been limited by Code Section 401(a)(17). Discretionary Contribution Credits, if provided, shall be credited to an Eligible Participant's Account at the same time as discretionary employer contributions for the Plan Year are allocated under the Qualified Savings Plan.

Section 6.06 Investment Credits.

(a)For purposes of determining the earnings and losses credited to a Participant’s Account, the Participant may elect for his Account to be deemed invested in Company Stock and/or deemed invested in the Index Fund.  The portion of the Participant’s Account deemed invested in either Company Stock or deemed invested in the Index Fund shall be a whole percentage, with the aggregate invested equal to 100% of the Participant’s Account.  To elect either Company Stock and/or the Index Fund in which he wishes for his Account to be deemed invested, accordingly, or to change an existing election (for future deferrals to the Participant’s Account only), a Participant must file an Applicable Form with the Administrator specifying his election.  The Participant’s election shall become effective as soon as administratively practicable after it is received by the Administrator.  In the absence of an effective election pursuant to this Section, the Participant’s Accounts shall be deemed invested in the Index Fund.  The Participant may not change an investment election for deferrals that have been contributed to his Account.  Notwithstanding the preceding provisions, deferrals of a Participant’s Stock Compensation shall be deemed invested in Company Stock and such investment cannot be changed.

(b)Before the due date for filing Deferral Elections for a Plan Year, the Administrator shall determine the formula or other methodology to be used in determining Investment Credits under the Index Fund for that Plan Year and notify Eligible Employees of its determination. The Administrator may change such formula or methodology at any time, provided that no such change shall be applied retroactively, if retroactive application of the change would reduce the Investment Credits for any Plan Year. As of the last day of each calendar month, the Administrator shall credit each Participant's Account with Investment Credits for the portion of the Participant's Account deemed invested in the Index Fund.

(c)In determining Investment Credits under the Index Fund and crediting such amounts to a Participant's Account, the Administrator may use such methods and make such estimates as it deems reasonable.

Section 6.07 Reduction of Accounts to Reflect Distributions. On the date of any distribution pursuant to the Plan with respect to a Participant, the Participant's Account shall be reduced by the amount of the distribution.

ARTICLE VII.
DISTRIBUTION OF ACCOUNTS

Section 7.01 Distribution on Designated Benefit Commencement Date. Except as expressly provided in the following provisions of this Article, a Participant's Account shall be distributed to him in his Designated Form beginning as of his Designated Benefit Commencement Date. For purposes of the Plan, amounts distributed at any time during the month of January shall be deemed to have been distributed on January 1.

Section 7.02 Distributions on Death. If a Participant dies before the distribution of his entire Account, the remainder of his Account shall be distributed to his Beneficiary as a single lump sum payment as soon as administratively practicable (and not more than 60 days) after his death.

Section 7.03 Distribution on Account of Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, he may apply to the Administrator for a distribution from his Account of an amount needed to satisfy the Unforeseeable Emergency. If the Administrator approves the Participant's application, the approved distribution shall be made as a lump sum to the Participant as soon as administratively practicable following the Administrator's decision.

The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by the waiver of a Deferral Election pursuant to Section 4.05, or by liquidation of the Participant's assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship to the Participant).

Section 7.04 Required Delay in Distributions to Specified Employees.  Notwithstanding the preceding provisions of this Section, if the Participant is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such

Code Section and the guidance thereunder, payments otherwise required by this Section on account of the Participant's separation from service (within the meaning of Code Section 409A(a)(2)(A)(i)) shall be delayed to the earliest date on which such payments are permitted.)

Section 7.05 Determination of Beneficiary. A Participant may designate a Beneficiary or change an existing Beneficiary designation by filing an Applicable Form with the Administrator. To be effective, the Beneficiary designation or change must be received by the Administrator during the Participant's life. If a Participant does not make an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die before the complete distribution benefits hereunder, the Participant's Beneficiary shall be (i) his Spouse, if his Spouse survives him, (ii) if there is no surviving Spouse, his descendants (including legally adopted children or their descendants) per stirpes; (iii) if there is neither a surviving spouse nor surviving descendants, or his estate, if his Spouse does not survive him, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant's will or applicable intestacy law; or (iv) if no such representative is duly appointed and qualified within 30 days after the date of death, those persons who would be entitled to share in the distribution of the Participant's estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute. The Administrator may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient. If the Administrator has any doubt as to the proper Beneficiary, the Administrator may withhold payments hereunder until the matter is finally adjudicated. However, any payment made by an Employer in good faith and in accordance with the Plan document shall fully discharge the Plan, the Administrator, the Employer, and all other persons from all further obligations with respect to that payment.

Section 7.06 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer and the Plan therefor.

Section 7.07 Small Balance Cash-Out. Notwithstanding any provisions of the Plan to contrary, if the vested Account balance, including all agreements, methods, programs or other arrangements which are aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2), of an employee of ONB Insurance Group, Inc. (“ONB Insurance”) as of May 31, 2016 is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) ($18,000 for 2016), then the Account balance of the ONB Insurance employee will be distributed in a lump sum as soon as administratively practicable.

ARTICLE VIII.
ADMINISTRATION

Section 8.01 Powers and Responsibilities of the Administrator.

(a)The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(b)The Administrator's discretionary powers include, but are not limited to, the following:

(i)to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(ii)to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;

(iii)to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(iv)to adopt such rules as it deems necessary or appropriate; and

(c)to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant's eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 8.02 Certificates and Reports. The Administrator may rely on all certificates and reports made by any duly appointed accountant and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Employer. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof.

Section 8.03 Indemnification.  The Employer shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person's own fraud or bad faith. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law, but shall be conditioned upon the person's notifying the Employer of the claim of liability, cost, or expense within 60 days of receiving notice thereof and offering the Employer the right to participate in and control the settlement and defense of the claim.

Section 8.04 Expenses. The Employer shall bear all expenses of administering the Plan.

ARTICLE IX.
CLAIMS PROCEDURE

Section 9.01 General Provisions. All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time. A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative. All communications pursuant to this Article shall be provided pursuant to the notice provisions of the Plan.

Section 9.02 Decision on Initial Claim. If a claimant properly files a Benefit Claim, the Administrator shall review the claim and notify the claimant of its approval or Denial of the claim within 90 days (45 days in the case of a Disability Benefit Claim) after receiving it. If the Administrator needs more time to consider the claim, it may extend the review period by up to 90 additional days (30 additional days in the case of a Disability Benefit Claim), provided that it notifies the claimant within the initial period why an extension is needed and when it expects to reach a decision. If the Administrator Denies a claim, it shall provide the claimant with notice of the specific reasons for the Denial, (ii) any Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

Section 9.03 Appeal of Denied Claim. A claimant may appeal the Administrator's Denial of his claim by filing an appeal with the Administrator within 60 days (180 days in the case of a Disability Benefit Claim) after receiving notice of the Denial. The claimant's appeal shall be deemed filed upon receipt by the Administrator. If the claimant does not file a timely appeal, the Administrator's decision shall be deemed final and binding on all persons. In connection with his appeal, the claimant may submit comments, documents, records, and any other information relating to his claim. The Administrator shall provide the claimant, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, without regard to whether the Administrator considered those documents, records, and/or information in its initial Denial.

Section 9.04 Decision on Appeal. The Administrator shall fully and fairly review the claimant's timely appeal and notify the claimant of its decision within 60 days (45 days in the case of a Disability Benefit Claim) after receiving the claimant's appeal request. If the Administrator needs additional time to consider the appeal, it may extend its decision period by up to 60 additional days (45 additional days in the case of a Disability Benefit Claim), provided that it notifies the claimant during the initial period why an extension is needed and when it expects to reach a decision. If the Administrator denies the appeal, it shall provide the claimant with notice of the specific reasons for the Denial and any Plan provisions on which it is based. It shall also notify the claimant that he is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim.

Section 9.05 Finality of Decision of Appeal. The Administrator's decision on appeal shall be final and binding on all persons, subject to the claimant's right to file a civil action pursuant to ERISA Section 502(a).

ARTICLE X.
AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder. The Company may, however, amend the Plan at any time as it deems appropriate; provided, however, that no such amendment shall (i) deprive any Participant or Beneficiary of any benefit accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder.

ARTICLE XI.
MISCELLANEOUS

Section 11.01 Employer's Obligation. The Employer's only obligation hereunder shall be a contractual obligation to make payments to Participants and Beneficiaries entitled to benefits provided for herein when due. Nothing herein shall give a Participant, Beneficiary, or other person any right to a specific asset of an Employer, other than as an unsecured general creditor of the Employer.

Section 11.02 Employment Rights. Nothing contained herein shall confer any right on an Participant to be continued in the employ of the Employer or affect the Participant's right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of the Employer.

Section 11.03 Non-Alienation. Except as otherwise required by a Qualified Domestic Relations Order, no right or interest of an Participant or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

Section 11.04 Tax Withholding. The Employer may withhold from any distribution hereunder or from Participant's other compensation amounts that the Employer deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer with regard to such taxes).

Section 11.05 Notices. To be effective, a notice under the Plan must be in writing and mailed by United States mail, postage prepaid, addressed as follows:

(a)if to the. Employer or Administrator, addressed to the Administrator at the Company's principal offices; and,

(b)if to a Participant, Beneficiary, or claimant, to such person's last known address; provided, however, any person may, from time to time, change the address to which notices shall be mailed, or authorize notices to be sent by electronic transmission pursuant to specific instructions, by providing written notice of such new address or means of transmission pursuant to this Section.

Section 11.06 Merger, Consolidation, or Acquisition. The Plan shall be binding upon the Employer, its assigns, and any successor to the Employer that shall succeed to substantially all of its assets and business through merger, acquisition, or consolidation. The Plan shall also be binding upon all Participants, Beneficiaries, and other persons asserting a claim with respect to or on account of such person's benefits under the Plan.

Section 11.07 Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

IN WITNESS WHEREOF, the Company has caused this Restatement of Old National Bancorp Executive Deferred Compensation Plan to be signed on its behalf by its duly authorized officer on effective the  1st day of January 2020.

OLD NATIONAL BANCORP

BY:__________________________

TITLE: Rewards and Training Director, SVP

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